Exhibit 99.1

   Revlon Announces Successful Completion of $100 Million Term Loan Add-On to
                              Bank Credit Agreement

NEW YORK, July 28, 2006--Revlon, Inc. (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC" and, together with Revlon, Inc., the "Company"), had successfully consummated the previously-announced amendment (the "Amendment") to its bank credit agreement, dated July 9, 2004 (as previously amended, the "Credit Agreement"). In securing the Amendment, $100 million was added on to the Credit Agreement's existing $700 million term loan facility. The Company intends to use the net proceeds from the term loan add-on for general corporate purposes.

As previously announced, while not required, the amendment also reset the existing senior secured leverage ratio covenant (the ratio of RCPC's Senior Secured Debt to EBITDA, as each such term is defined in the Credit Agreement) at
5.5 to 1 through June 30, 2007, stepping down to 5.0 to 1 for the remaining term of the Credit Agreement. The amendment also enables RCPC to exclude from the definition of EBITDA under the Credit Agreement up to $25 million of restructuring charges and charges for certain product returns and/or product discontinuances. The Credit Agreement's existing asset-based, multi-currency revolving credit facility remains unchanged.

Commenting on the announcement, Revlon President and CEO Jack Stahl stated, "We are pleased with this demonstration of support from our lenders. This amendment and funding provides us with additional financial resources and flexibility to continue to execute against our business plan as we continue to take actions to build our great brands, reduce costs and create sustainable value."

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).


Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of the Company, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or

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otherwise.  Such  forward-looking  statements include,  without limitation,  the
Company's expectations and estimates about future events, including (i) the Company's plans to use the net proceeds from the term loan add-on for general corporate purposes; and (ii) the Company's ability to execute against its business plan, build its brands, reduce costs and create sustainable value. Actual results may differ materially from forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's 2005 Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks filed with the SEC during 2006 (which may be viewed on the SEC's
website   at    http://www.sec.gov    or   on   Revlon,    Inc.'s   website   at
http://www.revloninc.com), as well as reasons including difficulties, delays or the inability of the Company to execute against its business plan, build its brands and create sustainable value, such as due to increased competitive activity, the Company's productivity initiatives or cost reduction actions being less effective than planned, less than anticipated retailer or consumer acceptance of the Company's marketing plans and actions, higher than expected expenses, increased cost of goods sold and greater than expected returns. Factors other than those listed above could also cause the Company's results to
differ  materially  from  expected  results.   Additionally,  the  business  and
financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACTS:  Revlon, Inc.


 Investor Relations:                   or    Media:
 Maria A. Sceppaguercio, 212-527-5230        Scott Behles, 212-527-4718


SOURCE: Revlon, Inc.